Exhibit 99.1

A123 Systems PR Contact:

A123 Systems

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

A123 Systems IR Contact:

ICR, LLC
Garo Toomajanian

617-972-3450

ir@a123systems.com

A123 Systems and Wanxiang Group Corporation Execute Definitive Agreements for Wanxiang’s Strategic Investment in A123

Waltham, Mass.—August 16, 2012—A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate® lithium iron phosphate batteries and systems, today announced the execution of definitive agreements with Wanxiang Group Corporation, which follows the non-binding memorandum of understanding (MOU) that A123 signed with Wanxiang on August 8, 2012. Wanxiang is China’s largest automotive components manufacturer and one of China’s largest non-government-owned companies. Under the terms of the agreements, Wanxiang plans to invest up to $465 million in A123, which includes an initial credit extension of $25 million that A123 expects to receive this week. The full investment from Wanxiang is expected to provide A123 with the capital necessary to strengthen the company’s competitive position in the global vehicle electrification and grid energy storage markets.

“We consider today’s announcement to be a strong validation of A123’s technology and the company’s ability to compete in high-growth markets,” said David Vieau, CEO of A123. “We believe that the significant commitment of capital from Wanxiang would help strengthen A123’s financial position, and by leveraging Wanxiang’s global capabilities, we expect to see increased demand for our products. Further, Wanxiang has demonstrated its commitment to partnering with and investing in U.S. companies, so we also believe that we will continue to expand on our strong manufacturing and systems engineering capabilities in Michigan and Massachusetts.”

Pursuant to the terms of the definitive agreements, Wanxiang would provide A123 with up to $75 million in initial debt financing under a Senior Secured Bridge Facility. In addition to the initial credit extension of $25 million, $50 million would be funded after the satisfaction of certain closing conditions. Subsequently, upon satisfaction of certain closing conditions, Wanxiang would purchase $200 million aggregate principal amount of A123’s 8.00% Senior Secured Convertible Notes. The agreements also include the potential for Wanxiang to invest up to an additional $190 million by exercising the warrants that will be issued in connection with the Bridge Facility and the 8.00% Convertible Notes for cash. Incurrence of the remaining $50 million of loans under the Senior Secured Bridge Facility is subject to the satisfaction of certain approvals and conditions, including receipt of favorable determination from the Committee on Foreign Investment in the United States and receipt of Chinese government approvals. Issuance of the 8.00% Convertible Notes and the related warrants are also subject to additional conditions, including approval from A123’s shareholders, termination of the Hart-Scott-Rodino waiting period, the conversion or redemption of all the outstanding 6.00% Senior Convertible Notes due 2013 and related warrants and the repurchase or retirement of at least 90 percent of A123’s outstanding 3.75% Convertible Subordinated Notes due 2016.

If the entire amount of the initial debt financing is provided to A123, and the 8.00% Convertible Notes are issued and the full amount of the warrants are exercised for cash, Wanxiang’s total capital investment in A123 from these agreements would total approximately $465 million. The total amount of shares of A123’s common stock issuable upon exercise and conversion of the warrants and 8.00% Convertible Notes would represent approximately 80 percent of the fully diluted common stock of A123 outstanding at that time.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Lazard served as financial advisor to A123 for the above-described transactions.

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) is a leading developer and manufacturer of advanced lithium-ion batteries and energy storage systems for transportation, electric grid and commercial applications. The company’s proprietary Nanophosphate® lithium iron phosphate technology is built on novel nanoscale materials initially developed at the Massachusetts Institute of Technology and is designed to deliver high power and energy density, increased safety and extended life. A123 leverages breakthrough technology, high-quality manufacturing and expert systems integration capabilities to deliver innovative solutions that enable customers to bring next-generation products to market. For additional information please visit www.a123systems.com.

Safe Harbor Disclosure

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks, uncertainties and other important factors, including statements with respect to the expected benefits of Wanxiang’s strategic investment in A123, the expansion of A123’s domestic and global capabilities and its potential create long-term value for A123’s and Wanxiang’s customers, investors and other stakeholders, the satisfaction of conditions to closing of the financings and the closing of these financings. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: failure to obtain required stockholder and U.S. and Chinese government approvals, delays in the development of A123’s products, delays in the scale-up, revalidation and increased efficiency of A123’s manufacturing capacity, delays in A123’s production ramp, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 and Wanxiang operate, and other risks detailed in A123 Systems’ quarterly report on Form 10-Q for the quarter ended June 30, 2012 and other publicly available filings with the Securities and Exchange Commission. All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

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